As filed with the Securities and Exchange Commission on November 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	98-0509600 (I.R.S. Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675 4002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Palmisano

President and Chief Executive Officer

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675-4002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group N.V. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971	Amy E. Culbert, Esq. Oppenheimer Wolff & Donnelly LLP Campbell Mithun Tower, Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per class of securities	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value €0.03 per share	(1)	(1)	(1)	(2)

(1)	Omitted pursuant to Form S-3 General Instruction II.E. An indeterminate aggregate amount and initial offering price of ordinary shares is being registered hereunder, as may from time to time be offered, at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee, which will be paid in advance or on a pay-as-you-go basis.

PROSPECTUS

Wright Medical Group N.V.

Ordinary Shares

The selling shareholders to be named in a prospectus supplement may offer and sell our ordinary shares from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders.

This prospectus describes the general manner in which ordinary shares may be offered and sold by the selling shareholders. The specific manner in which ordinary shares may be offered and sold will be described in a supplement to this prospectus. The supplement may also add, update or change information contained in this prospectus with respect to that offering. If any agents, dealers or underwriters are involved in the sale of any of the securities, the applicable prospectus supplement will provide the names of the agents, dealers or underwriters and describe any applicable fees, commissions or discounts.

You should read this prospectus and any accompanying prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest.

Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “WMGI.” On November 16, 2015, the last sale price of our ordinary shares on the NASDAQ Global Select Market was $21.71.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2015

SELLING RESTRICTIONS	21
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	24
EXPERTS	24
WHERE YOU CAN FIND MORE INFORMATION	24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	25

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined under Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, the selling shareholders may from time to time sell ordinary shares in one or more offerings.

This prospectus provides you with a general description of our ordinary shares. Each time the selling shareholders sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including information about the selling shareholders. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither we, nor the selling shareholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, the terms “Wright,” “Wright Medical Group,” “WMGI,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Wright Medical Group N.V. and its subsidiaries, and the term “ordinary shares” refers to our ordinary shares, par value €0.03 per share. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

RISK FACTORS

Investing in our ordinary shares involves significant risks. You should carefully consider the risks and uncertainties described under “Risk Factors” in any applicable prospectus supplement or free writing prospectus and under “Part II. Item 1.A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2015, under “Part I—Item 1A. Risk Factors” beginning on page 20 of Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and under “Part I—Item 1A. Risk Factors” beginning on page 12 of Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each of which is on file with the SEC and is incorporated by reference in this prospectus, any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus that also are incorporated herein by reference. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. If any of the risks or uncertainties described in those risk factors actually occurs, our business, results of operations, financial condition or cash flows could be harmed. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations and prospects and could cause the trading price of our ordinary shares or value of our securities to decline, resulting in a loss of all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement contain “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act. Forward-looking statements are identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “prospects,” “forecasts,” “expect,” “intend,” “may,” “will,” “plan,” “target,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Risk Factors,” including the risks described under “Part II. Item 1.A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, under “Part I—Item 1A. Risk Factors” beginning on page 20 of Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and under “Part I—Item 1A. Risk Factors” beginning on page 12 of Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each of which is incorporated herein by reference, any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference. Such risks and uncertainties are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time.

Forward-looking statements speak only as of the date of this prospectus or as of the date given if provided in another filing with the SEC. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS

We do not expect to receive any proceeds in connection with the sale of any ordinary shares offered by the selling shareholders.

DESCRIPTION OF ORDINARY SHARES

The following description of the general terms and provisions of our ordinary shares is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of association. Our articles of association have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part and you should read this exhibit for provisions that may be important to you.

Authorized Ordinary Shares

Our articles of association provide an authorized capital of €9,600,000 divided into 320,000,000 ordinary shares, each with a nominal value of €0.03. As of November 13, 2015, we had 102,656,679 ordinary shares issued and outstanding. We do not have any preferred shares authorized or outstanding.

Form of Ordinary Shares

We issue our ordinary shares in registered form and such shares are not certificated.

Issuance of Ordinary Shares

We may issue ordinary shares subject to the maximum prescribed by our authorized capital contained in our articles of association. Our articles of association provide for an authorized capital consisting of one class of shares, being 320,000,000 ordinary shares, each with a nominal value of €0.03. A designation of authority to the board of directors to issue ordinary shares remains effective for the period specified by the general meeting and may be granted up to a maximum of five years from the date of designation. The general meeting may renew this designation annually. Without this designation, only the general meeting has the power to resolve to issue ordinary shares. Our board of directors is authorized to issue ordinary shares (but not different classes of ordinary shares) until June 18, 2020 under the restrictions specified in our articles of association.

In connection with the issuance of ordinary shares, at least the nominal value must be paid for such shares. No obligation other than to pay the nominal amount of and any premium agreed upon a share may be imposed upon a shareholder against the shareholder’s will, by amendment of the articles of association or otherwise. Subject to Dutch law, payment for shares must be in cash to the extent no other contribution has been agreed and may be made in the currency approved by us.

Any increase in the number of authorized ordinary shares and the introduction of different classes of shares would require an amendment to our articles of association in order to effect such increase. Such amendment would need to be made by a proposal of our board of directors and adopted by our shareholders at a general meeting by simple majority of votes cast in a meeting in which at least one-third of our outstanding ordinary shares are represented.

Preemptive Rights

Shareholders have a pro-rata preemptive right to subscribe for ordinary shares that we issue for cash unless the general meeting, or the relevant other corporate body which has been designated as the authorized corporate body to issue shares, which in our case is our board of directors, limits or eliminates this right. Our shareholders have no pro-rata preemptive subscription right with respect to ordinary shares issued (1) for consideration other than cash, (2) to our employees or the employees of our group of companies or (3) to a party exercising a previously obtained right to acquire shares.

The right of our shareholders to subscribe for ordinary shares pursuant to this preemptive right may be eliminated or limited by the general meeting. If the general meeting delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or eliminate the preemptive rights of holders of ordinary shares. Such a proposal requires the approval of at least two-thirds of the votes cast by shareholders at a general meeting where less than half of the issued share capital is represented or a majority of the votes cast at the general meeting where more than half of the share capital is represented. Designations of authority to the board of directors may remain in effect for up to five years and may be renewed for additional periods of up to five years.

Our board of directors is authorized to limit or eliminate the preemptive rights of holders of ordinary shares until June 18, 2020.

Repurchases of Our Ordinary Shares

We may acquire ordinary shares, subject to applicable provisions of Dutch law and of our articles of association, to the extent:

•	our shareholders’ equity, less the amount to be paid for the ordinary shares to be acquired, exceeds the sum of (i) our share capital account plus (ii) any reserves required to be maintained by Dutch law or our articles of association; and

•	after the acquisition of ordinary shares, we and our subsidiaries would not hold, or hold as pledgees, ordinary shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Our board of directors may repurchase ordinary shares only if our shareholders have authorized the board of directors to do so. Our board of directors is authorized to repurchase the maximum permissible amount of ordinary shares on the NASDAQ Global Select Market during the 18-month period ending December 18, 2016, the maximum term under Dutch law, at prices between an amount equal to the nominal value of the ordinary shares and an amount equal to 110% of the market price of the ordinary shares on the NASDAQ Global Select Market at the time of the transaction. The authorization is not required for the acquisition of our ordinary shares listed on the NASDAQ Global Select Market for the purpose of transferring the shares to employees under our equity incentive plans.

Capital Reductions; Cancellation

Upon a proposal of the board of directors, at a general meeting, our shareholders may vote to reduce our issued share capital by canceling shares held by us in treasury or by reducing the nominal value of the shares by amendment to our articles of association. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting if at least half the issued capital is represented at the meeting or at least two-thirds of the votes cast at the meeting if less than half of the issued capital is represented at the meeting.

A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. A resolution to reduce capital requires notice to our creditors who have the right to object to the reduction in capital under specified circumstances.

General Meetings

Each shareholder has a right to attend general meetings, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our articles of association. We must hold at least one general meeting each year. This meeting must be convened at one of three specified locations in the Netherlands (Amsterdam, Haarlemmermeer (Schiphol airport) and Schiedam) within six months after the end of our fiscal year. Our board of directors may convene additional general meetings as often as they deem necessary. Pursuant to Dutch law, one or more shareholders representing at least 10% of our issued share capital may request the Dutch courts to order that a general meeting be held. Dutch law does not restrict the rights of holders of ordinary shares who do not reside in the Netherlands from holding or voting their shares.

We will give notice of each general meeting by publication on our website and in any other manner that we may be required to follow in order to comply with applicable stock exchange and SEC requirements. We will give notice no later than the fifteenth day prior to the day of the meeting. The notice will include or be accompanied by an agenda identifying the business to be considered at the meeting. Shareholders representing at least 3% of the issued share capital have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request is received by us no later than 60 days before the day the relevant shareholder meeting is held. Our board of directors may decide that shareholders are entitled to participate in, to address and to vote in the general meeting by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations. Our board of directors may adopt a resolution containing conditions for the use of electronic means of communication in writing. If our board of directors has adopted such regulations, they will be disclosed with the notice of the meeting as provided to shareholders.

Board Seats

We maintain a single-tiered board of directors comprising both executive directors and non-executive directors. Currently, our board of directors consists of two executive directors and eight non-executive directors. Under applicable Dutch law, a vacancy can only be filled by a resolution of the general meeting from a binding nomination drawn up by the board of directors. Robert J. Palmisano is our President and Chief Executive Officer and is also an executive director. David H. Mowry is our Executive Vice President and Chief Operating Officer, and is also an executive director.

The general meeting appoints the members of our board of directors, subject to a binding nomination of our board of directors in accordance with the relevant provisions of the Dutch Civil Code and our articles of association. Our board of directors makes the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed by the general meeting unless the binding nature of the nominations by our board of directors is set aside. The binding nature of nominations by our board of directors can only be set aside by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting, provided such two-thirds vote constitutes more than half of our issued share capital. In such case, a new meeting is to be called at which the resolution for appointment of a member of our board of directors shall require a majority of two-thirds of the votes cast, representing more than half of our issued share capital.

A resolution of the general meeting to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than half of our issued share capital.

Pursuant to a securityholders’ agreement among us, TMG Holdings Coöperatief U.A. (“TMG”) and certain other shareholders, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of November 13, 2015, TMG beneficially owned 10.4% of our outstanding ordinary shares. Sean D. Carney and Elizabeth H. Weatherman are the current directors who are designees of TMG.

Under Dutch law and our articles of association, our board of directors is collectively responsible for our policy and general affairs of our company. The executive directors are responsible for the day-to-day affairs. The non-executive directors supervise and provide guidance to the executive directors. In performing their duties, our directors are guided by the interests of the company and, within the boundaries set by relevant Dutch law, are required to take into account the relevant interests of our stakeholders. The internal affairs of our board of directors are also governed by internal rules for the board of directors. Each director owes a duty to our company to properly perform the duties assigned to such director and to act in our corporate interest.

Voting Rights

Each ordinary share is entitled to one vote. Voting rights may be exercised by shareholders registered in our share register or by a duly appointed proxy of a registered shareholder, which proxy need not be a shareholder. Our articles of association do not limit the number of registered shares that may be voted by a single shareholder. Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings. Resolutions of the general meeting are adopted by a simple majority of votes cast at a meeting where at least one-third of the issued share capital is represented, except as described in the following two paragraphs.

Matters requiring a majority of at least two-thirds of the votes cast, which votes also represent more than half of our issued share capital include, among others:

•	a resolution to cancel a binding nomination for the appointment of members of the board of directors;

•	a resolution to appoint members of the board of directors, if the board of directors fails to use its right to submit a binding nomination, or if the binding nomination is set aside; and

•	a resolution to dismiss or suspend members of the board of directors other than pursuant to a proposal by the board of directors.

Matters requiring a majority of at least two-thirds of the votes cast, if less than half of our issued share capital is represented include, among others:

•	a resolution of the general meeting regarding restricting and excluding preemptive rights, or decisions to designate the board of directors as the body authorized to exclude or restrict preemptive rights;

•	a resolution of the general meeting to reduce our outstanding share capital; and

•	a resolution of the general meeting to have us merge or demerge.

Quorum for General Meetings

Apart from the resolutions referred to in the first three bullet points under “—Voting Rights,” under our articles of association, holders of at least one-third of the outstanding ordinary shares must be represented at a meeting to constitute a quorum. If a quorum was not represented at the meeting, a new meeting may be convened at which the resolution may, other than for the resolutions referred to under “—Voting Rights,” be passed, irrespective of the part of the capital represented at such meeting. In the notice convening the new meeting it must be stated, giving the reason therefor, that a resolution may be passed, irrespective of the part of the capital represented at the meeting

Adoption of Annual Accounts and Discharge of Management Liability

Our board of directors must prepare statutory annual accounts within five months after the end of our financial year, unless the shareholders have approved an extension of this period for up to five additional months due to certain special circumstances. Our statutory accounts to date have been prepared under generally accepted accounting practices in the Netherlands (“Dutch GAAP”) and are deposited with the Trade Register in Amsterdam, the Netherlands. Our statutory accounts prepared under generally accepted accounting practices in the Netherlands may be different from our consolidated financial statements prepared under generally accepted accounting practices in the United States, such as those incorporated by reference in this prospectus. Our statutory annual accounts must be accompanied by an auditor’s certificate, a report of the board of directors and certain other mandatory information and must be made available for inspection by the general meeting at our offices within the five-month period referenced above. Under Dutch law, our general meeting is in first instance authorized to approve the appointment and removal of our independent auditors, as referred to in Article 2:393 of the Dutch Civil Code, to audit the annual accounts. The annual accounts are adopted by our shareholders at the general meeting and prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The adoption of the annual accounts by the general meeting does not release the members of our board of directors from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution to be voted on in the general meeting.

Our financial reporting is subject to the supervision of the Netherlands Authority for the Financial Markets (“AFM”). The AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend us to make available further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (“Enterprise Chamber”) order us to (i) provide an explanation of the way the applicable financial reporting standards have been applied to our financial reports or (ii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Dividends

Our articles of association prescribe that profits or reserves appearing in our annual accounts adopted by the general meeting will be at the disposal of the general meeting. We will have power to make distributions to our shareholders and other persons entitled to distributable profits only to the extent that our equity exceeds the sum of the paid and called-up portion of the ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch law or our articles of association. We may not make any distribution of profits on our ordinary shares that we hold. The general meeting, whether or not upon the proposal of our board of directors, determines whether and how much of the remaining profit they will reserve and the manner and date of such distribution. All calculations to determine the amounts available for dividends are based on our statutory annual accounts prepared under Dutch GAAP and deposited with the Trade Register in Amsterdam, the Netherlands, which may be different from our consolidated financial statements, such as those incorporated by reference in this prospectus.

Liquidation Rights

In the event of a dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses are to be distributed to the holders of our ordinary shares in proportion to their nominal possession of such shares. All distributions referred to in this paragraph shall be made in accordance with the relevant provisions of Dutch law.

Redemption, Conversion and Sinking Fund Rights

Holders of our ordinary shares have no redemption, conversion or sinking fund rights.

Limitations on Non-Residents and Exchange Controls

There are no limits under the laws of the Netherlands or in our articles of association on non-residents of the Netherlands holding or voting our ordinary shares. Currently, there are no exchange controls under the laws of the Netherlands on the conduct of our operations or affecting the remittance of dividends.

Market Abuse

The Dutch Financial Supervision Act (Wet op het financieel toezicht) (“FSA”) provides for specific rules intended to prevent market abuse which include prohibitions on insider trading, divulging inside information and tipping, and market manipulation. We are subject to the rules under the FSA which prohibit insider trading prohibition (in particular, if we trade in our ordinary shares or in financial instruments the value of which is determined or co-determined by the value of our ordinary shares), divulging insider information, and tipping and market manipulation. The prohibition on market manipulation under the FSA may mean that certain restrictions apply to our ability to buy-back our ordinary shares. In certain circumstances, our shareholders can also be subject to the market abuse rules under the FSA.

Pursuant to the FSA, we have adopted a code of conduct on insider trading and confidentiality in respect of holding of and carrying out of transactions by our board members and employees in our ordinary shares or in financial instruments the value of which is determined or co-determined by the value of our ordinary shares.

Netherlands Squeeze-Out Proceedings

Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for his, her or its own account contributes at least 95% of our issued capital may institute proceedings against our other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to such person. Unless the addresses of all of them are known to such person, such person shall also publish the same in a newspaper with a national circulation in the Netherlands.

Securityholders’ Agreement

On July 18, 2006, our predecessor entity, Tornier B.V., entered into a securityholders’ agreement with TMG and certain other shareholders at that time, and, by subsequent joinder agreements, additional shareholders, which agreement was amended on August 27, 2010. This agreement contained right of first refusal, tag-along and drag-along provisions, which terminated upon our initial public offering in February 2011. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. TMG held approximately 10.4% of our outstanding ordinary shares as of November 13, 2015. Sean D. Carney and Elizabeth H. Weatherman are the current directors who are designees of TMG. This agreement terminates upon the written consent of all parties to the agreement.

Registration Rights

We are party to a registration rights agreement with TMG and certain other shareholders, whom we refer to as the holders. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Pursuant to the registration rights agreement, certain holders may have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

Differences in Corporate Law

We are incorporated under the laws of the Netherlands. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of the Netherlands and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable Dutch law and our articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	The Netherlands

Duties of Directors

The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. There is generally only one board of directors.

In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts also have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Under Dutch law and the articles of association, the board of directors is collectively responsible for the policy and general affairs of the company. The executive directors are responsible for the day-to-day affairs of the company. The non-executive directors are assigned the task of supervising the executive director and providing him or her with advice. Each director owes a duty to our company to properly perform the duties assigned to such director and to act in our corporate interest.

In the Netherlands, a listed company historically had a two-tier board structure with a management board comprising the executive directors and a supervisory board comprising the non-executive directors. It is, however, also possible to have a single-tier board, comprising both executive directors and non-executive directors. We have a single-tier board.

Unlike Delaware, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally

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dictate how such duty is to be applied. Any board resolution regarding a significant change in the identity or character of the company requires approval of the general meeting.

Election of Directors

The Delaware General Corporation Law provides that directors are elected by a plurality vote of the shareholders at the annual meeting of shareholders, unless the certificate of incorporation or bylaws provides otherwise.	Our articles of association provide that nominations of persons for election to the board of directors may be made by the board of directors from a nomination to be drawn up by the board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors were set aside. Binding nominations of the board of directors may be overridden by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting if such two-thirds vote constitute more than half of our issued share capital.

Director Terms

The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.	In contrast to Delaware law, under Dutch law a non-executive director of a listed company is generally appointed for a maximum term of four years. There is no limit to the number of terms a director may serve. Our articles of association provide that our directors will be appointed for a maximum term of four years. A director may in principle be removed at any time, with or without cause by the general meeting, provided that such resolution is placed on the agenda of the respective general meeting.

Director Vacancies

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.	Under Dutch law, new members of the board of directors are appointed by the general meeting, rather than appointed by the board of directors as is typical for a Delaware corporation. Our articles of association provide that such shareholder appointment occurs based on a binding nomination by the board of directors, in which case the general meeting may override the binding nature of such nomination by a resolution of at least two-thirds of the votes cast, which votes also represent more than half of the issued share capital. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors were set aside.

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Our articles of association stipulate that, in the event that one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors shall be entrusted with our management. In the event that all members of the board of directors are absent or prevented from acting, a person to be appointed for that purpose by the general meeting shall be temporarily entrusted with the company’s management.

Conflict-of-Interest Transactions

The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•     the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consents,

•     the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consents, or

•     the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a conflict of interest with the company. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting, except if the articles of association prescribe otherwise. Our articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he or she has a conflict of interest with the company. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Board Quorum

Under Delaware law, subject to contrary provisions in the certificate of incorporation or the bylaws, a majority of directors shall constitute a quorum, but in no event shall a quorum consist of less than one-third of the directors.	Pursuant to our articles of association, the board of directors can only adopt valid resolutions by the majority of the members of the board of directors in office present or represented at such board meeting. Our articles of association provide that if one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors will be entrusted with the management of the company.

Proxy Voting by Directors

A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.	An absent director may issue a proxy for a specific board meeting but only to another director in writing.

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Shareholder Quorum

Under Delaware law, in the absence of a contrary provision in the certificate of incorporation, a quorum shall consist of the holders of a majority of all of the shares entitled to vote at the meeting, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting.	Although there is no general quorum requirement under Dutch law, our articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. If a quorum was not represented at the meeting, a new meeting may be convened at which the resolution may, in principle—other than for the resolutions referred to under “Description of Ordinary Shares—Voting Rights” be passed, irrespective of the part of the capital represented at such meeting. In the notice convening the new meeting it must be stated, giving the reason therefor, that a resolution may be passed, irrespective of the part of the capital represented at the meeting.

Voting Rights

Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Under Dutch law, shares have one vote per share, provided such shares have the same par value. Certain exceptions may be provided in the articles of association of a company (which is currently not the case in our articles of association). All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or Dutch law prescribe otherwise. Dutch law does not provide for cumulative voting.

We will give notice of each general meeting by publication on our website, in a newspaper with a national circulation in the Netherlands and in any other manner that we may be required to follow in order to comply with applicable stock exchange and SEC requirements. We will give notice no later than the 15th day prior to the day of the meeting. The notice will include or be accompanied by an agenda identifying the business to be considered at the meeting.

If a record date has been set by the board of directors, holders of shares in the capital of our company on such record date prior to the general meeting are entitled to vote at that general meeting, the record date is the 28th day prior the general meeting.

There is no specific provision in Dutch law for adjournments.

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Shareholder Proposals

Delaware law does not specifically grant shareholders the right to bring business before an annual or special meeting.	The agenda for a general meeting must contain such items as the board of directors or the person or persons convening the meeting decide. Unlike under Delaware law, the agenda shall also include such other items as one or more shareholders representing at least 3% of the issued share capital may request of the board of directors in writing, at least 60 days before the date of the meeting.

Shareholder Action by Written Consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of directors has been given the opportunity to give its advice on the resolution and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity therefore renders the adoption of shareholder resolutions without holding a meeting not feasible for listed companies.

Special Shareholder Meetings

Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the charter or bylaws and the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.	Our articles of association provide that extraordinary general meetings will be held as often as the board of directors deems such necessary. General meetings shall in principle be convened by the board of directors. Pursuant to Dutch law, one or more shareholders representing at least 10% of the issued share capital may request the competent Dutch Court to order that a general meeting be held.

Appraisal Rights

The Delaware General Corporation Law provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially-determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.	In contrast to Delaware law, Dutch corporate law does not generally recognize the concept of appraisal or dissenters’ rights. See “—Shareholder Vote on Certain Reorganizations.”

Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation.	Unlike under Delaware law, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual

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An individual also may commence a class action suit on behalf of such individual and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Under Dutch law, shareholders meeting certain thresholds and certain other stakeholders of the company can initiate inquiry proceedings with the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer). Claimants may request an inquiry into the policy of the company and the conduct of its business. The Dutch Enterprise Chamber will only order an inquiry if a plaintiff can demonstrate that well-founded reasons exist to doubt the soundness of the policies of the company or the conduct of its business. The proceedings may only be initiated after the claimant has given the board of directors of the company advance written notice of its objections to the policy of the company or the conduct of the business. Ample time should be given to the company to examine the objections and to address the legal issues.

Repurchase of Shares

Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are	Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, repurchase its existing and outstanding shares or depositary receipts if permitted under its articles of association. We may acquire our own shares either without paying any consideration, or, in the event any consideration must

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outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

be paid, only if the following requirements are met: (a) the shareholders’ equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Dutch law and our articles of association, (b) we and our subsidiaries would not thereafter hold or hold as a pledgee shares with an aggregate nominal value exceeding 50% of the nominal value of our issued share capital, (c) our articles of association permit such acquisition, which currently is the case, and (d) the general meeting has authorized the board of directors to do so, which authorization has been granted for the maximum period allowed under Dutch law and our articles of association, that period being 18 months.

As discussed in (a) above, a company’s ability to repurchase its own shares may be limited by the amount of any statutory reserves that the company is required to maintain under Dutch law. A larger statutory reserve requirement will result in a company’s ability to repurchase a lesser number of its outstanding shares. The type and amount of any reserve required to be maintained under Dutch law is fact-specific and can include, among other things, (i) a revaluation reserve to cover any increases in the value of tangible and intangible fixed assets and stocks, as well as increases in the value of other assets, (ii) reserves to cover participation interests that the company owns in third parties to the extent that the company is utilizing the equity accounting method (vermogensmutalie methode) to value such interests and (iii) non-distributable reserves equal to the amount of any loans that the board of directors has resolved to provide to third parties for purposes of acquiring shares of the company.

Anti-Takeover Provisions

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Unlike under Delaware law, neither Dutch law nor our articles of association specifically prevent business combinations with interested shareholders. Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch law, in particular the Dutch Corporate Governance Code.
Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and

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similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested shareholder, unless:

•     the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

•     after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or

•     after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the corporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Shareholder Inspection Rights

Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.	Individual shareholders can in principle raise questions and request information from the board of directors during a general meeting. A shareholder may inspect its entry in the shareholders’ register.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the	Under Dutch law and our articles of association, the general meeting has the authority to suspend or remove members of the board of directors at any time

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shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	by adopting either: (a) a resolution, approved by an absolute majority of the votes cast at a meeting, pursuant to a proposal by the board of directors or (b) a resolution, approved by at least two-thirds of the votes cast at a meeting representing more than half of our issued capital, if such suspension or removal is not pursuant to a proposal by the board of directors.

Preemptive Rights

Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro-rata preemptive right to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Preemptive rights in respect of newly issued shares may be limited or excluded by the general meeting or by the board of directors if designated thereto by the general meeting or by the articles of association for a period not exceeding five years.

Our articles of association conform to Dutch law and authorize the general meeting or the board of directors, if so designated by a resolution of the general meeting or by our articles of association, to limit or exclude preemptive rights for holders of our ordinary shares for a period not exceeding five years. In order for such a resolution to be adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders is required, if less than half of the issued share capital is present or represented or a majority of the votes cast at a general meeting at which more than half of the share capital is represented. The authority to limit or exclude preemptive rights relating to issues of our shares was delegated to our board of directors until June 18, 2020.

Dividends

Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of	Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount

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the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.	of issued and paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as described hereinbefore as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the Company may reclaim, under certain circumstances, the paid interim dividends as unduly paid. Our board of directors may propose to our general meeting to resolve to make distributions out of our general share premium account or out of any other reserves available for distributions under Dutch law, not being a reserve that must be maintained under Dutch law or pursuant to our articles of association. Dividends may be paid in the form of ordinary shares as well as in cash.

Shareholder Vote on Certain Reorganizations

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed; however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of ordinary shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition,

Under our articles of association, the general meeting may resolve, upon a proposal of the board of directors, that we conclude a legal merger (juridische fusie) or a demerger (splitsing). In addition, the general meeting must approve resolutions of the board of directors concerning an important change in the identity or character of us or our business, in any event including:

•      the transfer of the enterprise or a substantial part thereof to a third party;

•      the entering into or ending of a long-lasting co-operation of the company or a subsidiary with a third party, if this co-operation or the ending thereof is of far-reaching significance for the company; and

•      the acquiring or disposing of an interest in the share capital of a company with a value of at least one-third of the company’s assets according to the most recent annual accounts, by the company or a subsidiary.

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shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Under Dutch law, a shareholder who owns at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer), which may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Compensation of Board of Directors

Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law.	In contrast to Delaware law, under Dutch law the general meeting must adopt the compensation policy for the board of directors, which includes a description of the elements of the compensation of any members who serve on our board of directors.

Registrar and Transfer Agent

A register of holders of the ordinary shares is maintained by American Stock Transfer & Trust Company, LLC in the United States, which also serves as our transfer agent. You may contact American Stock Transfer & Trust Company at 6201 15th Avenue, Brooklyn, NY 11219 or by telephone at (800) 937-5449.

SELLING RESTRICTIONS

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, an offer of securities to the public in that Member State may not be made other than an offer to qualified investors within the meaning of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement that we or any underwriter publish a prospectus under Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU) and includes any relevant implementing measure in that Member State.

PLAN OF DISTRIBUTION

The selling shareholders, and their pledgees, donees, transferees or other successors in interest, may offer and sell the ordinary shares being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each prospectus supplement will state the manner and terms of the offering of the securities, including:

•	the offering terms and conditions, including the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any options under which underwriters may purchase additional securities from us;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If we or any selling shareholders use underwriters or dealers in the sale, the ordinary shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

If underwriters are used in the sale of any ordinary shares, the ordinary shares may be offered either to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the ordinary shares will be subject to certain conditions precedent. If an offering is on a firm-commitment basis, the underwriters will be obligated to purchase all of the ordinary shares if they purchase any of the ordinary shares.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Rule 104 of Regulation M permits stabilizing bids to purchase the ordinary shares being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered ordinary shares in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered shares by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered shares to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

The selling shareholders may be deemed to be underwriters as defined in the Securities Act. Pursuant to a registration rights agreement, the selling shareholder may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the selling shareholder may be required to make in respect thereof. In addition, the agents, underwriters and other third parties described above that participate in the distribution of the ordinary shares may be deemed to be underwriters. Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling shareholder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling shareholder in the ordinary course of business.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WMGI.” Any underwriters to whom shares are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the ordinary shares in respect of which this prospectus is being delivered will be passed upon for us by Stibbe N.V., Amsterdam, the Netherlands. Additional legal matters may be passed upon for us, the selling shareholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited Tornier N.V.’s consolidated financial statements and schedule included in Tornier N.V.’s Annual Report on Form 10-K for the year ended December 28, 2014, and the effectiveness of Tornier N.V.’s internal control over financial reporting as of December 28, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Tornier N.V.’s financial statements and schedule and Tornier N.V.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of Wright Medical Group, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

In addition, we maintain a website that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.wmt.com. Our website, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC. This prospectus, which constitutes a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits and schedules. For further information with respect to our ordinary shares and us you should refer to that registration statement and its accompanying exhibits and schedules. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Tornier N.V.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014;

•	Tornier N.V.’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 29, 2015 and June 28, 2015;

•	Tornier N.V.’s Current Reports on Form 8-K filed with the SEC on January 29, 2015, February 2, 2015, March 16, 2015, April 28, 2015, May 29, 2015, June 19, 2015 and September 3, 2015 (with respect to Item 8.01 only);

•	Wright Medical Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Wright Medical Group, Inc.’s Amendment No. 1 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014;

•	Wright Medical Group, Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31, 2015 and June 30, 2015;

•	Wright Medical Group, Inc.’s Current Reports on Form 8-K filed with the SEC on January 29, 2015, February 2, 2015, February 13, 2015, April 15, 2015, May 29, 2015, June 18, 2015 and October 1, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended on September 27, 2015;

•	our Current Reports on Form 8-K filed with the SEC on October 1, 2015, October 16, 2015 and November 5, 2015 (with respect to Item 8.01 only);

•	our Current Report on Form 8-K/A filed with the SEC on November 17, 2015; and

•	the description of our ordinary shares contained in Tornier N.V.’s registration statement on Form S-4, as amended (Reg. No. 333-201175) under “Description of Tornier Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

The SEC File No. for Wright Medical Group, Inc. is 001-35823 and the SEC File No. for us and Tornier N.V. is 001-35065.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, including a prospectus supplement, which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any applicable prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing to:

James A. Lightman

Senior Vice President, General Counsel and Secretary

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 675 4002

Wright Medical Group N.V.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the amount of fees and expenses to be incurred by us in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$	*
Printing and engraving expenses		**
Blue sky fees and expenses		**
Legal fees and expenses		**
Accounting fees and expenses		**
Transfer agent and registrar fees		**
Miscellaneous		**

Total	$

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b) and 457(r). The registration fee will be paid at the time of any particular offering of securities under the registration statement and is therefore not currently determinable.

**	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the offering of the securities being registered under this registration statement will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.

Our articles of association provide that we shall indemnify any of our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to our best interests.

In addition, we have entered into indemnification agreements with our directors and officers, which are governed by the laws of the State of Delaware (USA), and provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of association.

We currently maintain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Item 16.	Exhibits.

See the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)      each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)        That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Wright Medical Group N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on November 17, 2015.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President, Chief Executive Officer and Executive Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Wright Medical Group N.V., hereby severally constitute and appoint Robert J. Palmisano, David H. Mowry, Lance A. Berry and James A. Lightman, and each of them singly, our true and lawful attorneys-in-fact and agent, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement on Form S-3 and any and all post-effective amendments to said registration statement, and to file or cause to be filed the same, with all supplements, amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Executive Director (principal executive officer)	November 17, 2015

/s/ Lance A. Berry Lance A. Berry	Senior Vice President and Chief Financial Officer (principal financial officer)	November 17, 2015

/s/ Julie B. Andrews Julie B. Andrews	Vice President and Chief Accounting Officer (principal accounting officer)	November 17, 2015

/s/ Gary D. Blackford Gary D. Blackford	Non-Executive Director	November 17, 2015

/s/ Sean D. Carney Sean D. Carney	Non-Executive Director	November 17, 2015

/s/ John L. Miclot John L. Miclot	Non-Executive Director	November 17, 2015

Name and Signature	Title	Date

/s/ David H. Mowry David H. Mowry	Executive Director	November 17, 2015

/s/ Kevin C. O’Boyle Kevin C. O’Boyle	Non-Executive Director	November 17, 2015

/s/ Amy S. Paul Amy S. Paul	Non-Executive Director	November 17, 2015

/s/ David D. Stevens David D. Stevens	Chairman of the Board and Non-Executive Director	November 17, 2015

/s/ Richard F. Wallman Richard F. Wallman	Non-Executive Director	November 17, 2015

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Non-Executive Director	November 17, 2015

WRIGHT MEDICAL GROUP N.V.

REGISTRATION STATEMENT ON FORM S-3

EXHIBIT INDEX

Exhibit No.	Exhibit	Method of Filing
1.1	Form of Underwriting Agreement	To be filed by amendment or by a report under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein

3.1	Articles of Association of Wright Medical Group N.V.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2015 (File No. 001-35065)

4.1	Registration Rights Agreement, dated July 16, 2010, by and among the investors on Schedule I thereto, the persons listed on Schedule II thereto and Tornier B.V. (predecessor to Wright Medical Group N.V.)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 11, 2010 (Reg. No. 333-167370)

4.2	Amendment and Waiver to Registration Rights Agreement, dated as of October 4, 2012, by and among the Investors and Tornier N.V. (predecessor to Wright Medical Group N.V.)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on October 17, 2012 (Reg. No. 333-184461)

4.3	Securityholders’ Agreement, dated July 18, 2006, by and among the parties listed on Schedule I thereto, KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P., and TMG B.V. (predecessor to Wright Medical Group N.V.)	Incorporated by reference to Exhibit 10.28 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on September 14, 2010 (Reg. No. 333-167370)

4.4	Amendment No. 1 to the Securityholders’ Agreement, dated August 27, 2010, by and among the Securityholders on Schedule I thereto and Tornier B.V. (predecessor to Wright Medical Group N.V.)	Incorporated by reference to Exhibit 10.37 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on September 14, 2010 (Reg. No. 333-167370)

5.1	Opinion of Stibbe N.V.	Filed herewith

23.1	Consent of Stibbe N.V.	Included in Exhibit 5.1

23.2	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm	Filed herewith

23.3	Consent of KPMG LLP, an Independent Registered Public Accounting Firm	Filed herewith

24.1	Power of Attorney	Included on signature page to this registration statement